UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 20, 2009

Date of Report (Date of earliest event reported)

EPICEPT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51290	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road Tarrytown, New York	10591
(Address of principal executive offices)	(Zip Code)

(914) 606-3500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 20, 2009, the Compensation Committee of the Board of Directors of EpiCept Corporation (the “Registrant”) approved the grant of the following performance-based options (the “Options”) to acquire a total of 845,000 shares of the Registrant’s common stock pursuant to the Registrant’s 2005 Equity Incentive Plan (the "2005 Plan") to certain executive officers of the Registrant. The exercise of the Options is subject to stockholder approval of an increase in the number of shares available under the 2005 Plan. A meeting of stockholders is expected to take place in June 2009. The Options were granted by the Registrant after the close of the market on February 20, 2009.

The exercise price of the Options is $0.56 per share, which was the closing price of the Registrant’s common stock on the date of the grant. The Options shall vest in increments upon the achievement of each of the following business objectives: the completion of a Ceplene marketing agreement(s); the completion of a licensing agreement for NP-1; obtaining market approval for Ceplene in the United States; and obtaining market approval for Ceplene in Canada. Each of the options expires on February 20, 2019.

The Option grants were as follows:

John V. Talley, President and Chief Executive Officer - 422,500 Options;

Robert W. Cook, Chief Financial Officer and Senior Vice President Finance and Administration - 113,750 Options;

Dileep Bhagwat, Senior Vice President, Pharmaceutical Development - 130,000 Options;

Stephane Allard, Chief Medical Officer - 130,000 Options; and

Michael Chen, Vice President, Global Business Development - 48,750 Options.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICEPT CORPORATION

/s/ Robert W. Cook
Name:	Robert W. Cook
Title:	Chief Financial Officer

Date: February 24, 2009

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